Exhibit 10.1

APPLERA CORPORATION/APPLIED BIOSYSTEMS GROUP

AMENDED AND RESTATED 1999 STOCK INCENTIVE PLAN

FORM OF PERFORMANCE SHARE AWARD AGREEMENT

PERFORMANCE SHARE AWARD AGREEMENT dated as of [Grant Date], by and between Applera Corporation, a Delaware corporation (the “Company”), and [Name], a regular salaried employee of the Company or one of its subsidiaries (“you”).

1. Grant of Performance Shares. The Company hereby grants to you a Performance Share Award (the “Award”) for [Total Number of Shares] shares (the “Performance Shares”) of its Applied Biosystems Group Common Stock, par value $.01 per share (the “Applied Biosystems Stock”), under the terms of the Applera Corporation/Applied Biosystems Group Amended and Restated 1999 Stock Incentive Plan (the “Plan”).

2. Vesting; Performance Goals. The Performance Shares will vest in the manner provided in Exhibit I to this Agreement based on the attainment of the performance goals relating to operating cash flow established by the Management Resources Committee of the Board of Directors (the “Committee”) pursuant to such Exhibit and the terms of the Plan (the “Performance Goals”).

3. Requirement of Continued Employment. Except as may otherwise be determined by Committee under the terms of the Plan, no Performance Shares will be delivered to you unless you have been at all times from the date of grant to and including the date of vesting an employee of the Company or one of its subsidiaries.

4. Termination of Employment. If your employment with the Company or a subsidiary is terminated by you or the Company for any reason prior to the attainment of all or any portion of the Performance Goals, the Performance Shares which have not vested will be forfeited and will revert back to the Company without payment to you of any consideration.

5. Delivery of Performance Shares. Certificates representing the Performance Shares will be registered in your name but remain in the physical custody of the Company until the Committee determines that the Performance Goals have been attained. In the event that all or a portion of the Performance Shares are forfeited for any reason, those shares will revert back to the Company without payment to you of any consideration.

6. Payment of Dividends; Voting Rights. Prior to the vesting of the Performance Shares, you will have the right to vote and to receive dividends, if any, on all of the unvested shares of Applied Biosystems Stock covered by the Award.

7. Non-Transferability. Prior to the time that shares of Applied Biosystems Stock issued pursuant to the Award vest and are delivered to you, none of such shares may be sold, assigned, bequeathed, transferred, pledged, hypothecated, or otherwise disposed of in any way.

8. Change of Control. Subject to the terms of the Plan, all Performance Shares will be deemed vested upon the occurrence of any of the events set forth in Section 11 of the Plan.

9. No Right to Continued Employment. Neither the Award nor this Agreement confers upon you any right to continue to be an employee of the Company or any of its subsidiaries or interferes in any way with the right of the Company or any of its subsidiaries to terminate your employment at any time. The Award will terminate upon the termination of your employment for any reason. The Award will not be reinstated if you are subsequently reinstated as an employee of the Company or any subsidiary.

10. No Right to Future Benefits. The Plan and the benefits offered under the Plan are provided by the Company on an entirely discretionary basis, and the Plan creates no vested rights in participants. Neither the Award nor this Agreement confers upon you any benefit other than as specifically set forth in this Agreement and the Plan. You understand and agree that the benefits offered under the Award and the Plan are not part of your salary and that receipt of the Award does not entitle you to any future benefits under the Plan or any other plan or program of the Company.

11. Compliance with Law. No shares of Applied Biosystems Stock will be delivered to you upon the vesting of the Performance Shares unless counsel for the Company is satisfied that such delivery will be in compliance with all applicable laws.

12. Entire Agreement. This Agreement and the Plan contain the entire agreement between you and the Company regarding the Award and supersede all prior arrangements or understandings with respect thereto.

13. Terms of Plan Govern. This Agreement and the terms of the Award will be governed by the terms of the Plan which is hereby incorporated by reference in this Agreement. In the event of any ambiguity in this Agreement or any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan will govern. By your signature below, you acknowledge receipt of the Plan Summary and agree to be bound by all of the terms of the Plan.

14. Amendments. The Award or the Plan may, subject to certain exceptions, be amended by the Committee at any time in any manner. However, no amendment of the Award or the Plan will adversely affect in any material manner any of your rights under the Award without your consent.

15. Governing Law. This Agreement will be governed by and construed in accordance with the internal laws of the State of Delaware.

IN WITNESS WHEREOF, this Agreement has been duly executed by the undersigned as of the day and year first written above.

APPLERA CORPORATION
By:

Accepted and Agreed:

[Name]

Exhibit I to

Performance Share Award Agreement

FY 2007 Performance Share Award Program

Program Period. The program period encompasses fiscal years 2007 through 2009. The target operating cash flow for fiscal year 2007 was approved by the Committee on August 17, 2006. The target for each subsequent fiscal year will be established by the Committee no later than 90 days after the end of the applicable fiscal year.

Determination of Achievement of Performance Goals. The Committee will, in its sole discretion, determine whether the performance goals have been attained following the completion of each fiscal year of the program.

Vesting. The shares will vest in accordance with the following schedule based on actual operating cash flow and the target for the applicable fiscal year:

Performance	Vesting

90% or less of Target:	No vesting.

Above 90% to 110% of Target:	Mr. White	Mr. Winger

	For each 1%, will vest as to 2,247 shares of Applied Biosystems stock and 963 shares of Celera Genomics stock (in each case rounded up to the nearest whole share).	For each 1%, will vest as to 561.75 shares of Applied Biosystems stock and 240.75 shares of Celera Genomics stock (in each case rounded up to the nearest whole share).

Above 110% of Target:	No additional vesting.

The maximum number of shares of Applied Biosystems stock that can vest in any fiscal year under the program is 44,940 for Mr. White and 11,235 for Mr. Winger. The maximum number of shares of Celera Genomics stock that can vest in any fiscal year under the program is 19,260 for Mr. White and 4,815 for Mr. Winger.